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Investment Managers Series Trust II

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VIVALDI MULTI-STRATEGY FUND

a series of
INVESTMENT MANAGERS SERIES TRUST II
235 West Galena Street
Milwaukee, Wisconsin 53212

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF THE INFORMATION STATEMENT

January 5, 2018

As a shareholder of the Vivaldi Multi-Strategy Fund (the “Fund”), a series of Investment Managers Series Trust II (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the hiring of a new sub-advisor to manage a portion of the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the change.

The Board of Trustees of the Trust (the “Board”) has appointed Angel Oak Capital Advisors, LLC (“Angel Oak”) as a new sub-advisor to the Fund. Vivaldi Asset Management, LLC (“Vivaldi”) continues to serve as the Fund’s investment advisor. Vivaldi and Angel Oak entered into a sub-advisory agreement as of October 18, 2017. RiverNorth Capital Management, LLC and Crescat Portfolio Management LLC, the Fund’s current sub-advisors, continue as approved sub-advisors for the Fund, although the sub-advisors to which the Fund’s assets are allocated and the amounts of their allocations may change from time to time in the discretion of Vivaldi. There will be no increase in the Fund’s aggregate fees as a result of the appointment of Angel Oak as a sub-advisor of the Fund.

The Fund has received an exemptive order from the U.S. Securities and Exchange Commission (the “SEC Order”) that permits Vivaldi and the Board to employ unaffiliated sub-advisors and modify sub-advisory agreements with unaffiliated sub-advisors without prior approval of the Fund’s shareholders. Although approval by the Fund’s shareholders is not required, the SEC Order requires that an Information Statement be made available to the Fund’s shareholders in connection with the appointment of a new unaffiliated sub-advisor. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each unaffiliated sub-advisor, the aggregate fees paid to the unaffiliated sub-advisors. By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at www.vivaldifunds.com. The Information Statement will be available on the website until at least April 6, 2018. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Fund in writing at 235 West Galena Street, Milwaukee, Wisconsin 53212, or by calling 1-877-779-1999. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Fund at the above address or phone number, or by visiting www.vivaldifunds.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Fund at 235 West Galena Street, Milwaukee, Wisconsin 53212, or call 1-877-779-1999. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Fund as indicated above. On behalf of the Board of Trustees, I thank you for your continued investment in the Vivaldi Multi-Strategy Fund.

Sincerely,

Terrance Gallagher

Terrance Gallagher
President

INVESTMENT MANAGERS SERIES TRUST II

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE
VIVALDI MULTI-STRATEGY FUND

This document is an Information Statement and is being furnished to shareholders of the Vivaldi Multi-Strategy Fund (the “Fund”), a series of Investment Managers Series Trust II (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission (the “SEC Order”) to the Trust and Vivaldi Asset Management, LLC (“Vivaldi” or “Advisor”), the Fund’s investment advisor. The SEC Order permits Vivaldi and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisors and modify sub-advisory agreements with unaffiliated sub-advisors without prior approval of the Fund’s shareholders. Although approval by the Fund’s shareholders is not required, the SEC Order requires that an Information Statement be made available to the Fund’s shareholders in connection with the appointment of a new unaffiliated sub-advisor. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each unaffiliated sub-advisor, the aggregate fees paid to all unaffiliated sub-advisors.

This Information Statement is being furnished to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Angel Oak Capital Advisors, LLC (“Angel Oak”). This Information Statement will be made available on the Fund’s website, www.vivaldifunds.com, on or about January 5, 2018. The Fund will bear the expenses incurred in connection with preparing this Information Statement, which are expected to be approximately $12,700. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Fund in writing at 235 West Galena Street, Milwaukee, Wisconsin 53212, or by calling 1-877-779-1999. As of December 20, 2017, 869,464.678 Class A shares and 4,548,660.508 Class I shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of a class of shares of the Fund as of December 20, 2017 is set forth in Appendix A. To the knowledge of the Advisor the executive officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of December 20, 2017.

Important Notice Regarding the Availability of this Information Statement

This Information Statement is available at www.vivaldifunds.com.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

Introduction

The Fund commenced operations and acquired the assets and liabilities of the Vivaldi Orinda Macro Opportunities Fund (the “Predecessor Fund”), a series of Advisors Series Trust, on December 16, 2016. Since the Fund’s inception, Vivaldi, located at 225 West Wacker Drive, Suite 2100, Chicago Illinois 60606, has served as the Fund’s investment advisor. Subject to the general supervision of the Board, Vivaldi is responsible for managing the Fund in accordance with the Fund’s investment objective and policies described in the Fund’s current Prospectus. As the Fund’s investment advisor, Vivaldi has the ability to delegate day-to-day portfolio management responsibilities to one or more sub-advisors, and in that connection is responsible for making recommendations to the Board with respect to hiring, termination and replacement of any sub-advisor of the Fund.

Vivaldi seeks to achieve the Fund’s investment objective by delegating the management of a portion of Fund assets to a group of experienced investment managers (the “Sub-Advisors”) that utilize a variety of investment strategies and styles. Vivaldi retains overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio and is responsible for selecting and determining the percentage of Fund assets to allocate to itself and each Sub-Advisor. In seeking to achieve the Fund’s investment objective, Vivaldi and the Sub-Advisors implement both fundamentally and technically driven strategies. These strategies may include, without limitation, global macro, relative value, arbitrage and asset-backed fixed income strategies that invest in different asset classes, securities, and derivative instruments. These strategies seek to target positive absolute returns and may exhibit different degrees of volatility, as well as exposure to equity, fixed income, currency, and interest rate markets. Vivaldi and each Sub-Advisor have complete discretion to invest its portion of the Fund’s assets as it deems appropriate, based on its particular philosophy, style, strategies and views. While each Sub-Advisor is subject to the oversight of Vivaldi, Vivaldi does not attempt to manage the day-to-day investments of the Sub-Advisors.

Vivaldi has entered into investment sub-advisory agreements with the following Sub-Advisors:

•	Crescat Portfolio Management LLC, located at 1560 Broadway, Suite 2270, Denver, CO 80202, manages a global macro strategy for the Fund.

•	RiverNorth Capital Management, LLC, located at 325 N. LaSalle Street, Suite 645, Chicago, IL 60654, manages an arbitrage strategy for the Fund.

•	Angel Oak Capital Advisors, LLC, located at One Buckhead Plaza, 3060 Peachtree Road NW, Suite 500, Atlanta, Georgia 30305, manages an asset-backed fixed income strategy for the Fund.

Vivaldi Advisory Agreement

Vivaldi acts as the investment advisor to the Fund pursuant to an investment advisory agreement (the “Advisory Agreement”) with the Trust dated as of December 16, 2016, which was approved by the Board on October 19, 2016. The Advisor is an investment advisor registered with the U.S. Securities and Exchange Commission (the “SEC”) and provides investment advice to open-end and closed-end funds. As of September 30, 2017, the Advisor had approximately $1.04 billion in assets under management.

Pursuant to the Advisory Agreement and effective December 16, 2016, the Fund is obligated to pay the Advisor an annual management fee equal to 1.60% of the Fund’s average daily net assets for the services and facilities it provides, payable on a monthly basis. Prior to December 16, 2016, the annual investment advisory fee for the Predecessor Fund was 1.75% of the Predecessor Fund’s average net assets.

Vivaldi has contractually agreed to waive its fees and/or pay for operating expenses of the Fund to ensure that total annual fund operating expenses (excluding any taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses, expenses incurred in connection with any merger or reorganization, and extraordinary expenses such as litigation expenses) do not exceed 2.25% and 1.95% of the average daily net assets of Class A and Class I shares of the Fund, respectively. This agreement is effective until December 16, 2018, and may be terminated before that date only by the Board. The Advisor is permitted to seek reimbursement from the Fund, subject to certain limitations, of fees waived or payments made to the Fund for a period ending three full fiscal years after the date of the waiver or payment. This reimbursement may be requested from the Fund if the reimbursement will not cause the Fund’s annual expense ratio to exceed the lesser of (a) the expense limitation in effect at the time such fees were waived or payments made, or (b) the expense limitation in effect at the time of the reimbursement.

For the fiscal year ended September 30, 2017, Vivaldi received advisory fees of 1.60% of the Fund’s average daily net assets. There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of Angel Oak as a sub-advisor to the Fund.

Appointment of Angel Oak as Sub-Advisor to the Fund

On October 17, 2017, the Board, including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Angel Oak as a new sub-advisor to the Fund and the sub-advisory agreement between Vivaldi and Angel Oak (the “Sub-Advisory Agreement”).

No Trustees or officers of the Trust are officers, employees, directors, managers or members of Angel Oak. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Angel Oak, any of Angel Oak’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Angel Oak, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its October 17, 2017, meeting, in connection with its review of the Sub-Advisory Agreement with Angel Oak, the Trustees discussed, among other things, the nature, extent and quality of the services to be provided by Angel Oak with respect to the Fund; the proposed sub-advisory fee to be paid to Angel Oak; and the potential benefits to Angel Oak expected to result from its relationship with the Fund. In advance of the meeting, the Board received information about Angel Oak’s investment strategy and the Sub-Advisory Agreement with Angel Oak, certain portions of which are discussed below. The materials, among other things, included information about the organization and financial condition of Angel Oak; information regarding the background, experience and compensation structure of relevant personnel who would be providing services to the Fund; information about fees charged by Angel Oak to comparable other products; information about the performance of comparable other products managed by Angel Oak; and information about Angel Oak’s compliance policies and procedures, disaster recovery and contingency planning, and policies with respect to portfolio execution and trading. In considering the approval of the Sub-Advisory Agreement, the Board and Independent Trustees considered a variety of factors, including those discussed below. The Board and Independent Trustees did not identify any particular factor that was controlling, and each Trustee may have attributed different weights to the various factors.

Given that Angel Oak was a newly-proposed investment sub-advisor for the Fund, the Board could not consider Angel Oak’s investment performance in managing the Fund’s portfolio as a factor in evaluating the Sub-Advisory Agreement during the meeting, but the Board did consider the performance of a fund registered under the 1940 Act and a fund registered with the Central Bank of Ireland managed by Angel Oak with similar investment objectives and strategies as Angel Oak’s portion of the Fund. The Board noted (i) the fund registered under the 1940 Act had outperformed the Bloomberg Barclays U.S. Aggregate Bond Index and the Morningstar Multisector Bond Funds Category average returns for the one-, three- and five-year periods ended July 31, 2017, as well as since the fund’s inception in June 2011; and (ii) the fund registered with the Central Bank of Ireland had outperformed the Bloomberg Barclays U.S. Aggregate Bond Index and the Morningstar Multisector Bond Funds Category average returns for the one-year period ended July 31, 2017, as well as since the fund’s inception in December 2015. The Board also discussed the portfolio management personnel and the investment strategies to be employed in management of the Fund’s assets.

The Board also considered the overall quality of services proposed to be provided by Angel Oak to the Fund. In doing so, the Board considered the specific responsibilities Angel Oak would have for management of its portion of the Fund’s assets as well as the qualifications, experience and responsibilities of the personnel who would be involved in the activities of the Fund. The Board noted Angel Oak serves as investment advisor to other funds registered under the 1940 Act and had demonstrated an ability to manage such funds. The Board also considered the overall quality of Angel Oak’s organization and operations and its compliance structure. The Board considered the Advisor’s favorable assessment of the nature and quality of the investment sub-advisory services expected to be provided to the Fund by Angel Oak and the Advisor’s recommendation to engage Angel Oak. In addition, the Board considered its familiarity with the overall quality of the oversight services provided by Vivaldi to the Fund in monitoring the activities of the current Sub-Advisors. Based on its review and the Advisor’s recommendation, the Board and the Independent Trustees concluded that Angel Oak had sufficient quality and depth of personnel, resources and investment methods necessary to perform its duties to the Fund under its proposed Sub-Advisory Agreement. The Board and the Independent Trustees also concluded that, based on the various factors they had reviewed, the nature, overall quality, and extent of the management services expected to be provided by Angel Oak would be satisfactory.

The Board noted that the fees payable to Angel Oak under the Sub-Advisory Agreement would be paid by Vivaldi from the advisory fees that it receives from the Fund. The Board compared the advisory and sub-advisory fees in light of the respective services to be provided to the Fund by the Advisor and Angel Oak, respectively. The Board also reviewed information regarding the fees to be charged by Angel Oak for managing its portion of the Fund’s assets, and observed that such fees were lower than the fees charged to the comparable funds managed by Angel Oak. The Board and the Independent Trustees concluded that based on the factors they had reviewed, the compensation payable to Angel Oak under its proposed Sub-Advisory Agreement was fair and reasonable in light of the nature and quality of the services it was expected to provide to the Fund.

The Board also considered the potential benefits received by Angel Oak as a result of its relationship with the Fund (other than its receipt of investment sub-advisory fees), including any research received from broker-dealers providing execution services for the Fund, beneficial effects from the review by the Trust’s Chief Compliance Officer of Angel Oak’s compliance program, and the intangible benefits of its association with the Fund generally and any favorable publicity arising in connection with the Fund’s performance.

Based on these and other factors, the Board and the Independent Trustees concluded that approval of the Sub-Advisory Agreement was in the best interests of the Fund and its shareholders and, accordingly, approved the Sub-Advisory Agreement for an initial two-year term.

Information Regarding the Sub-Advisory Agreement with Angel Oak

Under the terms of the Sub-Advisory Agreement, Angel Oak will, subject to the supervision of the Advisor and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets.

The Sub-Advisory Agreement generally provides that Angel Oak will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in connection with selecting investments for the portion of the Fund it manages, except for losses resulting from willful misfeasance, bad faith, or negligence in the performance of Angel Oak’s duties or reckless disregard of obligations and duties of Angel Oak.

The Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term after October 18, 2017, the effective date of the agreement, unless sooner terminated as provided in the agreement. The Sub-Advisory Agreement will continue in force from year to year thereafter so long as it is specifically approved at least annually by the Board in the manner required by the 1940 Act.

The Sub-Advisory Agreement terminates automatically in the event of its assignment (as defined in the 1940 Act) or upon termination of the Advisory Agreement. The Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, (i) by the Board, by the vote of a majority of the outstanding voting securities of the Fund or by Vivaldi on 60 days’ written notice to Angel Oak, or (ii) by Angel Oak on 60 days’ written notice to the Trust.

The fees for Angel Oak are based on the assets that it is responsible for managing. The sub-advisory fee is paid by the Advisor out of the advisory fee it receives from the Fund and is not an additional charge to the Fund. For its services under the Investment Advisory Agreement with the Trust, the Fund pays the Advisor an annual advisory fee of 1.60% of the Fund’s average daily net assets. For the fiscal year ended September 30, 2017, Vivaldi received $1,419,550 in net advisory fees from the Fund, representing 1.60% of the Fund’s average daily net assets. For the fiscal year ended September 30, 2017, the aggregate sub-advisory fees paid by Vivaldi to all of the Fund’s Sub-Advisors was $336,242, or 0.38% of the Fund’s average daily net assets. As of such period, the Fund had two Sub-Advisors, Crescat Portfolio Management LLC and RiverNorth Capital Management, LLC.

A copy of the Sub-Advisory Agreement between the Advisor and Angel Oak is on file with the SEC and available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, D.C. 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov).

Information Regarding Angel Oak’s Investment Strategy

As one of the Sub-Advisors to the Fund, Angel Oak invests its allocated portion of the Fund in asset-backed fixed income markets. In particular, Angel Oak invests primarily in mortgage-backed securities, including agency and non-agency residential mortgage-backed securities (“RMBS”) and commercial mortgage-backed securities (“CMBS”), and other asset-backed fixed income securities, including securities backed by assets such as credit card receivables, student loans and automobile loans. In addition, Angel Oak may invest in collateralized loan obligations (“CLOs”), which are backed by a pool of corporate debt. The Fund may invest up to 15% of its net assets in CLOs. Angel Oak may also invest in bank subordinated debt, repurchase agreements, reverse repurchase agreements, high-yield and investment-grade corporate bonds and government securities when it believes such investments offer similar or superior returns to asset-backed fixed income securities.

Angel Oak seeks to invest in securities it considers to be undervalued and have relatively low volatility. Angel Oak analyzes a variety of factors when selecting investments for the Fund, such as maturity, yield, ratings, collateral quality, credit support, structure and market conditions, and attempts to diversify risks that arise from position sizes, geography, ratings, duration, deal structure and collateral values. Asset allocations can change over time as Angel Oak’s views on the global economy, interest rates, and capital market conditions change. For investment or hedging purposes Angel Oak may utilize (i) short selling, (ii) borrowing, and (iii) various types of derivative instruments, including structured products, swaps, futures contracts, and options. From time to time, Angel Oak may allocate Fund assets so as to focus on particular types of asset-backed fixed income securities.

Additional Information Regarding Angel Oak

Angel Oak, a Delaware limited liability company, was founded in 2009 and is an SEC-registered investment advisor that provides advisory services to high net worth individuals and institutions, including registered and unregistered funds. As of September 30, 2017, Angel Oak had approximately $7.3 billion in assets under management. Angel Oak is controlled by Michael A. Fierman, Sreeniwas V. Prabhu and Brad A. Friedlander.

The directors and principal executive officers of Angel Oak are listed below:

Name	Principal Occupation/Title
Michael Fierman	Member
Sreeniwas V. Prabhu	Member and Chief Investment Officer
Brad Friedlander	Member
Tracy Jackson	Chief Financial Officer
Adam Langley	Chief Compliance Officer
Dory Black	General Counsel
Lu Chang	Chief Risk Officer
Brian Smith	Chief Operating Officer

Each of the directors and principal executive officers of Angel Oak is located at One Buckhead Plaza, 3060 Peachtree Road NW, Suite 500, Atlanta, Georgia 30305.

Angel Oak’s Portfolio Management Team

The following individuals are jointly and primarily responsible for the day to day management of Angel Oak’s portion of the Fund:

Mr. Brad A. Friedlander is a Managing Partner of Angel Oak and a Portfolio Manager of Angel Oak’s portion of the Fund. Prior to co-founding Angel Oak in 2009, Mr. Friedlander spent five years as a portfolio manager with Washington Mutual Bank in Seattle, Washington, where he managed over $8 billion across residential mortgage-backed securities, asset-backed securities, U.S. government and agency portfolios. He also served as the chief strategist behind the institution’s $25 billion investment portfolio. Mr. Friedlander’s previous experience includes four years on the trading desk of J.P. Morgan in New York. Mr. Friedlander received a Bachelor’s degree in Economics from the University of Rochester.

Mr. Sam Dunlap is a Managing Director and Senior Portfolio Manager of Angel Oak and a Portfolio Manager of Angel Oak’s portion of the Fund. Prior to joining Angel Oak in 2009, Mr. Dunlap spent six years marketing and structuring interest rate derivatives with SunTrust Robinson Humphrey where he focused on both interest rate hedging products and interest rate linked structured notes. Mr. Dunlap received a B.A. in Economics from the University of Georgia.

Mr. Berkin Kologlu is a Managing Director of Angel Oak and Portfolio Manager of Angel Oak’s portion of the Fund. Prior to joining Angel Oak in 2013, he spent the previous six years as an Executive Director at UBS, covering structured products and client solutions. He received his MBA from Duke University’s Fuqua School of Business and his B.S. in Civil Engineering from Bogazici University in Istanbul, Turkey.

Mr. Sreeniwas (Sreeni) V. Prabhu is Chief Investment Officer of Angel Oak and a Portfolio Manager of Angel Oak’s portion of the Fund. Prior to co-founding Angel Oak in 2009, Mr. Prabhu was the Chief Investment Officer of the $25 billion investment portfolio at Washington Mutual Bank for three years and was also part of the macro asset strategy team at the bank. Prior to joining Washington Mutual Bank, Mr. Prabhu worked for six years at SunTrust Bank in Atlanta, where he was responsible for investment strategies and served as head portfolio manager for its $3 billion commercial mortgage backed securities portfolio. He began his career at SunTrust in 1998 as a bank analyst focused on asset/liability management and liquidity strategies. Mr. Prabhu holds a B.B.A. in Economics from Georgia College and State University and an M.B.A. in Finance from Georgia State University.

Mr. Kin Lee is a Senior Portfolio Manager of Angel Oak and Portfolio Manager of Angel Oak’s portion of the Fund. Mr. Lee began his career in 1993 and most recently served as Executive Director at Nomura Securities International from 2012 until he joined Angel Oak in 2014. Mr. Lee holds a B.S. in Industrial Management and Economics from Carnegie Mellon University.

Mr. Colin McBurnette is a Portfolio Manager of Angel Oak and Portfolio Manager of Angel Oak’s portion of the Fund. Prior to joining Angel Oak in 2012, Mr. McBurnette worked for Prodigus Capital Management, where he served on the investment committee and ran the analytics group. Mr. McBurnette holds a B.B.A. in Finance and in Real Estate from the University of Georgia.

Other Investment Companies Advised or Sub-Advised by Angel Oak

Angel Oak currently acts as advisor or sub-advisor to the below registered investment company that has investment objectives, strategies and policies generally consistent with Angel Oak’s primary focus in managing the portion of the Fund for which it is responsible. The table below also states the approximate size of the fund as of November 30, 2017, the current advisory or sub-advisory fee rate for the fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of November 30, 2017	Advisory or Sub-Advisory Fee Rate	Applicable Fee Waiver or Expense Reimbursement
Angel Oak Multi-Strategy Income Fund	$6,232,472,925	0.89%	0.99%

Brokerage Commissions

For the fiscal year ended September 30, 2017, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The principal executive offices of the Trust are located at 235 West Galena Street, Milwaukee, Wisconsin 53212. The Trust’s co-administrators are Mutual Fund Administration, LLC, which is located at 2220 E. Route 66, Suite 226, Glendora, California 91740, and UMB Fund Services, Inc., which is located at 235 West Galena Street, Milwaukee, Wisconsin 53212. UMB also serves as the Trust’s transfer agent. The Trust’s distributor is IMST Distributors, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. The Fund’s custodian is UMB Bank, n.a., 928 Grand Boulevard, 5th Floor, Kansas City, Missouri 64106. Counsel to the Trust and the Independent Trustees is Morgan, Lewis & Bockius LLP, 600 Anton Boulevard, Suite 1800, Costa Mesa, California 92626.

The Trust will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders of the Fund upon request. Requests for such reports should be directed to Vivaldi Multi-Strategy Fund, 235 West Galena Street, Milwaukee, Wisconsin 53212 or by calling 1-877-779-1999, or by accessing the Fund’s website at www.vivaldifunds.com.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5% of any Class of the Vivaldi Multi-Strategy Fund:

Shareholder	Percentage of Total Outstanding Shares as of December 20, 2017
Class A
LPL Financial Omnibus Customer Account San Diego, CA 92121	67.98%
Charles Schwab & Co. Special Custody A/C FBO San Francisco, CA 94105	20.26%

Class I
TD Ameritrade Inc. FBO Omaha, NE 68103	44.43%
LPL Financial Omnibus Customer Account San Diego, CA 92121	18.01%

As of December 20, 2017, none of the Trustees and officers of the Trust owned any shares of the Vivaldi Multi-Strategy Fund.